Exhibit 4.10

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on 15 August 2017 by and among:

1.	Puxin Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”),

2.	Prepshine Holdings Co., Limited ( ), a company incorporated under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) (the “HK Subsidiary”),

3.	Pu Xin Education Technology Group Co., Ltd ( ), a company established under the Laws of the PRC (the “Domestic Company”),

4.	Mr. Sha Yunlong, a PRC citizen with PRC ID number [ ] (the “Key Founder”), and Long bright Limited, a company wholly owned by the Key Founder (the “Key Founder Holdco”); and

5.	CICC ALPHA Eagle Investment Limited, a company incorporated under the Laws of the Cayman Islands (the “Holder”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company holds 100% equity interest of the HK Subsidiary which will own 100% of the registered capital of the WFOE (upon its formation) which will in turn Controls the Domestic Company, the Domestic Subsidiaries (as defined below) and the Domestic Schools (as defined below) by a Captive Structure.

B.	The Company desires to issue to the Holder, and the Holder desires to subscribe from the Company, the Note (as defined below) pursuant to the terms and subject to the conditions of this Agreement.

C.	The Company and the Holder desire to enter into this Agreement on the terms and conditions hereof.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions.

1.1 The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means generally accepted accounting principles in the PRC, applied on a consistent basis.

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of the Holder, the term “Affiliate” also includes (v) any shareholder of the Holder, (w) any of such shareholder’s or the Holder’s general partners or limited partners, (x) the fund manager managing such shareholder or the Holder (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Ancillary Agreements” means, collectively, the Note, the Domestic Equity Pledge Agreement, the Letter of Undertaking, the Indemnification Agreement and the Share Mortgage, each as defined herein.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Benefit Plan” means any employment contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits in connection with the equity securities and/or profit sharing for any employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of an employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means, collectively, the business within the scope of business as set forth in the applicable business licenses and school operation licenses of the Group Companies, and other related business as now conducted and as proposed to be conducted by the Group Companies.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC or the Cayman Islands.

“Captive Structure” means the structure under which the WFOE (upon its formation) shall Control the Domestic Company, the Domestic Subsidiaries (as defined below) and the Domestic Schools (as defined below) through the Control Documents.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means (the SAFE Circular on Issues relating to the Administration of Foreign Exchange of Company Offshore Investments and Financing through Special Purpose Companies and Round-Tripping Investments by PRC Residents [Huifa (2014) No. 37]) issued by SAFE with effect from 14 July 2014 and the schedules and exhibits thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Registered IP” means all Intellectual Property for which registrations have been obtained in all jurisdictions (and all applications for, or extensions or reissues of, any of the foregoing in all jurisdictions) that are owned by, or registered or applied for in the name of, any Group Company.

“Competitor” means any Person (other than a Group Company) that is engaged in the business in connection with extracurricular tutorials for K-12 students, and consulting services and training for overseas study, whether online or offline.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the contracts and agreements to be entered into by and among the WFOE, the Domestic Company, the shareholders of the Domestic Company and the Domestic Entities upon incorporation of the WFOE, whereby the WFOE effectively Controls the Domestic Company and Domestic Entities, including the following contracts collectively:

(i)	(a) Exclusive Management Service and Business Cooperation Agreement ( ) to be entered into by and among the WFOE (upon its formation) and the Domestic Company, (b) Equity Pledge Agreement ( ) to be entered into by and among the WFOE (upon its formation), the Domestic Company and the equity holders of the Domestic Company, (c) Loan Contract ( ) (if any) to be entered into by and among the WFOE (upon its formation) and the Domestic Company, (d) Exclusive Call Option Agreement ( ) to be entered into by and among the WFOE (upon its formation), the Domestic Company and the equity holders of the Domestic Company, (e) Power of Attorney ( ) to be entered into by and among the WFOE (upon its formation), the Domestic Company and the equity holders of the Domestic Company, and (f) Spousal Consent Letters ( ) to be issued by the spouses of the Key Founder, Gao Liang ( ), Li Gang ( ) and Xiao Yun ( );

(ii)	Exclusive Management Service and Business Cooperation Agreement ( ) to be entered into by and among the WFOE (upon its formation), the Domestic Subsidiaries and the Domestic Company; and

(iii)	Exclusive Management Service and Business Cooperation Agreement ( ) to be entered into by and among the Domestic Schools and the Domestic Company.

“Conversion Shares” means collectively, Preferred Shares or Ordinary Shares issuable upon conversion of the Note in accordance with its terms, as the case may be.

“Domestic Entities” means, collectively, the Domestic Schools and the Domestic Subsidiaries.

“Domestic Schools” means the private unincorporated entities (including their respective campus and branches) directly or indirectly owned or Controlled by the Group Companies, including but not limited to the entities set forth in Appendix A attached hereto.

“Domestic Subsidiaries” means the corporate entities (including their respective branches) directly or indirectly owned or Controlled by the Group Companies, including but not limited to the entities set forth in Appendix B attached hereto.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Subsidiary, the Domestic Company, the WFOE (upon its formation), and the Domestic Entities, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Holding Company” means each entity listed in Schedule I attached hereto.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Key Employee” means the employees listed in Schedule IV to this Agreement.

“Knowledge” means, with respect to the Warrantors, the actual knowledge of any of the Principals and the Key Employees, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means (i) any event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Group taken as a whole, , (ii) material impairment of the ability of any party to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any party hereto or thereto, provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect” (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which Group Companies operate (including legal and regulatory changes); (b) events, circumstances, changes or effects attributable to the announcement or existence of, or compliance with this Agreement and the transactions contemplated hereby; (c) any event, circumstance, change or effect caused by acts of terrorism or war (whether or not declared), including any escalation or worsening thereof; (d) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters; (e) mandatorily applicable changes or modifications in the PRC general accepted accounting principles or applicable Law or the interpretation or enforcement thereof; (f) any event, circumstance, change or effect that results from any actions taken or not taken pursuant to or in accordance with this Agreement or at the request of the Holder; and (g) any event, circumstance, change or effect arising out of any matter set forth in the schedules and/or exhibits attached hereto, provided that such event, circumstance, change or effect could have reasonably been inferred from disclosures made in such schedules and/or exhibits.

“Ministry of Civil Affairs” means the Ministry of Civil Affairs of the PRC.

“Ministry of Education” means the Ministry of Education of the PRC.

“MOFCOM” means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Note” means the convertible promissory note issued to the Holder pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit A.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0005 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money, unless otherwise disclosed in the Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means a series of preferred shares of the Company, issuable upon conversion of the Note pursuant to the terms therein.

“Principal” means each of the individuals listed on Schedule I attached hereto.

“Prior Agreements” means, collectively, the Capital Increase Agreement and Shareholders Agreement by and among the Principals, the Domestic Company, Shanghai Trustbridge Investment Management Co., Ltd. ( ) and Tianjin Puxian Education and Technology Limited Partnership (  ( ) ) in March 2015.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Warrantors” means, collectively, the Company, the HK Subsidiary, WFOE (upon its formation), the Domestic Company, the Key Founder and the Key Founder Holdco.

“WFOE” means a wholly foreign owned enterprise to be incorporated under the Laws of the PRC after the Closing (as defined below) which shall be wholly owned by the HK Subsidiary.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Additional Covenants	Section 7.1 (xii)
Agreement	Preamble
Arbitration Notice	Section 7.8 (i)
Annual Statement Date	Section 3.11
Balance Sheet	Section 3.11
Beijing CICC Alpha	Section 5.6
Beijing Global ET	Section 5.12
Beijing Global ET Transactions	Section 5.12
Closing	Section 2.2 (i)

Company	Preamble
Company IP	Section 3.19 (i)
Company Owned IP	Section 3.19 (i)
Compliance Laws	Section 3.16 (i)
Confidential Information	Section 7.14 (i)
Disclosing Party	Section 7.14 (iii)
Disclosure Schedule	Section 3
Dispute	Section 7.8 (i)
Domestic Company	Preamble
Domestic Equity Pledge Agreement	Section 5.6
Financial Statements	Section 3.11
HKIAC	Section 7.8 (ii)
HKIAC Rules	Section 7.8 (ii)
Hong Kong (HK Subsidiary)	Preamble
Indemnification Agreement	Section 5.9
Indemnified Party	Section 7.11 (i)
Indemnified Party Claim(s)	Section 7.11 (v) (a)
Indemnifying Party	Section 7.11 (ii)
Joint Bank Account	Section 5.12
Key Founder	Preamble
Key Founder Holdco	Preamble
Holder	Preamble
Holder Director	Section 5.10
Lease	Section 3.17 (ii)
Letter of Undertaking	Section 5.7
Material Contracts	Section 3.15 (i)
Other Investment Documents	Section 5.13
Party/Parties	Preamble
Principal Tribunal	Section 7.8 (ix) (a)
Purchase Price	Section 2.1
Representatives	Section 3.16 (i)
Required Consents	Section 3.8 (iii)
SEC	Section 4.4
Security Holder	Section 7.2
Share Mortgage	Section 5.11
Statement Date	Section 3.11
VIE Completion Date	Section 7.3

2. Purchase and Sale of the Note.

2.1 Sale and Issuance of the Note. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue the Note with a principal value of US$23,000,000 to the Holder, and in exchange, the Holder agrees to subscribe for the Note from the Company for an aggregate price of US$23,000,000 (being 100% of the face value thereof) (the “Purchase Price”).

2.2 Closing

(i) Closing. The consummation of the sale and issuance of the Note pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Holder shall mutually agree in writing.

(ii) Deliveries by the Company at the Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Closing pursuant to Section 5, the Company shall deliver to the Holder (a) the Note dated the date of the Closing and registered in the name of the Holder, and (b) the updated register of directors of the Company, certified by the registered office provider of the Company, evidencing the appointment of the director as contemplated by Section 5.10 hereof.

(iii) Deliveries by the Holder at the Closing. Subject to the satisfaction or waiver of all the conditions set forth in Section 5, the Holder shall, at the Closing, pay the Purchase Price for the Note by wire transfer of immediately available funds in U.S. dollars to (a) the Joint Bank Account (as defined below) if the Joint Bank Account has been opened prior to the Closing; or (b) a bank account designated by the Company if the Joint Bank Account has not been opened prior to the Closing.

2.3 Use of Proceeds. The Company shall use the entire proceeds from the sale of the Note for the purpose of the business expansion, capital expenditures and general working capital needs of the Group Companies and mergers with and acquisitions of third parties.

3. Representations and Warranties of the Warrantors. Except as otherwise disclosed in the disclosure schedule delivered by the Warrantors to the Holder as of the date hereof and its supplements (if any) on or prior to the Closing solely with respect to the representations and warranties contained in Sections 3.2(i), 3.2(v) and 3.12 hereunder (collectively, the “Disclosure Schedule”), each of the Warrantors jointly and severally represents and warrants to the Holder that:

3.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Except as disclosed in Section 3.1 of the Disclosure Schedule, each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Except as disclosed in Section 3.1 of the Disclosure Schedule, each Group Company that is a PRC entity has a valid business license or other similar license issued by the SAIC, the Ministry of Civil Affairs or their local branch or other relevant Government Authorities, as applicable (in each case, a true and complete copy of which has been delivered to the Holder), and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license. Each shareholder of the Group Companies who is a natural person is a PRC citizen.

3.2 Capitalization and Voting Rights.

(i) Company. The authorized share capital of the Company is and immediately prior to the Closing shall be US$50,000.00 divided into a total of 1,000,000,000 authorized Ordinary Shares, 100,000,000 of which are issued and outstanding. Section 3.2(i) of the Disclosure Schedule set forth the capitalization table of each Group Company as of immediately prior to the Closing, and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of such Group Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto.

(ii) HK Subsidiary. The authorized share capital of the HK Subsidiary is and immediately prior to and following the Closing shall be HK$1.00 and the total number of the ordinary share that is issued or outstanding is 1 at the par value HK$1.00,which is held by the Company.

(iii) WFOE and Domestic Company. The registered capital of each of the WFOE (upon its formation) and the Domestic Company is set forth opposite its name on Section 3.2(i) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(iv) Other Group Companies. The authorized and outstanding Equity Securities of each other Group Company other than the Company, the WFOE (upon its formation) and the Domestic Company (if any) is set forth on Section 3.2(i) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(v) No Other Securities. Except for (a) the conversion privileges of the Preferred Shares issuable upon conversion of all or a portion of the outstanding principal amount of the Note thereunder, (b) certain rights provided in the Prior Agreements and the Charter Documents of the Company and the Domestic Company as currently in effect (c) certain rights provided in this Agreement and the other Transaction Documents, in each case, from and after the Closing, and the Control Documents (once executed), and (d) the outstanding Equity Securities set forth in Section 3.2(i) of the Disclosure Schedule and its supplements, (1) there are no and at the Closing there shall be no authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Prior Agreements (before the Closing), the Company has not granted any registration rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Prior Agreements (before the Closing), the Transaction Documents (including the Disclosure Schedule from and after the Closing) and the Control Documents (once executed), there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(vi) Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts and are fully paid and non-assessable. Except as disclosed in Section 3.2(vi) of the Disclosure Schedule, all share capital or registered capital, as the case may be, of each of the Company, the HK Subsidiary and the Domestic Company have been duly and validly issued and fully paid (or subscribed for), is nonassessable, and is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Control Documents, the Ancillary Agreements and applicable Laws). No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract, or any Laws, by which each such Group Company at the time of issuance or subscription was bound. Except as contemplated under the Transaction Documents and as disclosed in Section 3.2(vi) of the Disclosure Schedule, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, or (c) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any) have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

3.3 Corporate Structure; Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies and the Principals, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. The Company was formed solely to acquire and hold the equity interests in the HK Subsidiary and since its formation has not engaged in any other business and has not incurred any Liability. Each Group Company is engaged in the Business and has no other business which would reasonably be expected to result in a Material Adverse Effect. No other Person owned or controlled by any Principal or Holding Company is engaged in the Business or has any assets in relation to the Business or any Contract with any Group Company.

3.4 Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each party to the Transaction Documents (other than the Holder) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Note, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Holder) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Valid Issuance of the Note. The Note, when executed, issued and delivered to the Holder in accordance with the terms of this Agreement for the consideration expressed herein, will be validly issued and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, entitled to the benefits stated therein, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the then effective Charter Documents of the Company, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Note and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6 Consents; No Conflicts. Except as disclosed in Section 3.6 of the Disclosure Schedule, all Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Holder) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Holder) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation, the SAFE Rules and Regulations), or any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any indebtedness of such Group Company), or trigger any preemptive right or transfer restriction, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company other than Permitted Liens.

3.7 Offering. Subject in part to the accuracy of the Holder’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.

3.8 Compliance with Laws; Consents.

(i) Each Group Company is, and has been, in compliance with all applicable Laws since such Group Company is incorporated or established or acquired by the Group, except for those non-compliances that does not and with the lapse of time would not be reasonably expected to result in a Material Adverse Effect. To the Knowledge of the Warrantors, since the incorporation, establishment or acquisition of any Group Company by the Group, none of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. To the Knowledge of the Warrantors, no Group Company is under investigation with respect to a violation of any Law.

(ii) Except as disclosed in Section 3.8(ii) of the Disclosure Schedule, all Consents from or with the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with MOFCOM (or any predecessors thereof), SAIC, SAFE, the Ministry of Civil Affairs, the Ministry of Education, the Ministry of Information Industry, the Ministry of Culture, Press and Publication Administration, any Tax bureau, customs authorities, product registration authorities, and health regulatory authorities and the local counterpart thereof, as applicable (which Consents shall include without limitation, school running permit and registration certificate of private non-enterprise entity, and shall be collectively referred to as the “Required Consents”), have been duly obtained or completed in accordance with all applicable Laws, unless any failure to obtain such Required Consents would not constitute a Material Adverse Effect.

(iii) Each Required Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Required Consent. There is no reason to believe that any Required Consent which is subject to periodic renewal will not be granted or renewed. To the Knowledge of the Warrantors, since the incorporation, establishment or acquisition of any Group Company by the Group, no Group Company has received any letter or other communication from any Governmental Authority providing notice of revocation of any material Required Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

3.9 Tax Matters.

(i) Since the incorporation, establishment or acquisition of any Group Company by the Group, each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority in all material respects, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

(ii) Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. To the Knowledge of the Warrantors, no written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iii) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date (as defined below), no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. To the Knowledge of the Warrantors, there is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(iv) Except as disclosed in Section 3.9(iv) of the Disclosure Schedule, since the incorporation, establishment or acquisition of any Group Company by the Group, no Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes, except where the examination or investigation, if any, would not result in or constitute a Material Adverse Effect. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(v) To the Knowledge of the Warrantors, all Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(vi) No Group Company is or has ever been a PFIC or CFC or a United States real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a United States real property holding corporation for the current taxable year or any future taxable year.

(vii) The Company is treated as a corporation for U.S. federal income tax purposes.

3.10 Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Holder. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed, unless failure to file any of the documents would not constitute or result in a Material Adverse Effect.

3.11 Financial Statements. Section 3.11 of the Disclosure Schedule sets forth the unaudited consolidated balance sheet and statements of operations and cash flows for the Group for each of the fiscal years ended as of December 31, 2015 and December 31, 2016 (the “Annual Statement Date”) and the unaudited consolidated balance sheet (the “Balance Sheet”) and statements of operations and cash flows for the Group as of and for the three-month period ending on March 31, 2017 (the “Statement Date”) (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the books and records of the Group, (b) fairly present in all respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein except for any deviation or discrepancy of less than ten percent (10%), and (c) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. There are no contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company. None of the receivables owing to any Group Company (i) has been due for more than sixty (60) days, (ii) is payable by an account debtor that is insolvent or bankrupt or (iii) has been pledged to any third party by any Group Company.

3.12 Changes. Since the Statement Date until the Closing, the Group (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date until the Closing, except for the necessary actions to consummate the transactions and Captive Structure contemplated hereof or as disclosed in Section 3.12 of the Disclosure Schedule, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, and there has not been by or with respect to any Group Company:

(i) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii) any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim owed to it;

(iv) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(v) any amendment to or termination of any Material Contract, any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(vi) any change in any compensation arrangement or Contract with any Key Employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(vii) any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(ix) any material change in accounting methods or practices or any revaluation of any of its assets;

(x) except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xi) any commencement or settlement of any Action;

(xii) any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(xiii) any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(xiv) any transaction with any Related Party other than any transaction between or among Group Companies; or

(xv) any agreement or commitment to do any of the things described in this Section 3.12.

3.13 Actions. There is no Action pending or, to the Knowledge of the Warrantors, threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company, nor to the Knowledge of the Warrantors is there any basis for any of the foregoing. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties that would constitute or result in a Material Adverse Effect. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. To the Knowledge of the Warrantors, no Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business of any Group Company.

3.14 Liabilities. No Group Company has any Liabilities except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$1,000,000 in the aggregate, and (iii) the liabilities disclosed in Section 3.14 of the Disclosure Schedule. Except as disclosed in Section 3.14 of the Disclosure Schedule, none of the Group Companies has any indebtedness or borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person.

3.15 Commitments.

(i) Section 3.15(i) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of RMB1,000,000 individually or in the aggregate per annum, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party which involves obligations (contingent or otherwise) or payments in excess of RMB3,000,000 individually or in the aggregate, except for any Contract between a Group Company and any other Group Companies, (g) involves an extension of credit, a borrowing, guaranty, surety or deed of trust, or the grant of a Lien, in each case, involving obligations (contingent or otherwise) or payments in excess of RMB5,000,000 individually or in the aggregate, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration over RMB3,000,000, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for real property leases involving payments of less than RMB3,000,000 per annum), (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (m) is a Benefits Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, or (n) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract.

(ii) A true, fully-executed copy of each Material Contract including all amendments and supplements thereto has been delivered to the Holder, and none of the Material Contracts are oral Contracts. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.16 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i) Each Group Company and other Warrantor and their respective directors, officers, employees, agents and other persons acting on their behalf (collectively, “Representatives”) are familiar with and are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. Person. Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(b) the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(c) the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(d) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii) No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(iii) No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.17 Title; Properties.

(i) Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the Balance Sheet, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent all assets (including all rights and properties) necessary for the conduct of the business of each Group Company in the manner conducted during the periods covered by the Financial Statements and as presently conducted. All leases of real or personal property to which a Group Company is a party afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any respect of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the business of the Company Group and which are shared with any other entity that is not a Group Company.

(ii) Real Property. No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 3.17(ii) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.17(ii) of the Disclosure Schedule are true and complete. There is no claim asserted or, to the Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance with applicable Laws in all material respects, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is party to a Lease is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. There exists no pending or, to the Knowledge of the Warrantors, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could adversely affect, the continued use and enjoyment of such leasehold interests. There are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases. The use and operation of the real properties subject to the Leases by the Group Companies is in compliance with the scope of use provided in the applicable title certificates, land use certificates and all applicable Laws, including, without limitation, all applicable building codes, environmental, zoning, subdivision, and land use laws. None of the Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such laws or regulations.

3.18 Related Party Transactions. Other than (i) as set forth in Section 3.2(i) and Section 3.18 of the Disclosure Schedule or (ii) any Contract, understanding, indebtedness or proposed transaction between the Group Companies, no Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect ownership interest in any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits), which, in each case, involves obligations (contingent or otherwise) or payments in excess of RMB1,000,000 individually or in the aggregate. No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies), or any Contract to which a Group Company is a party or by which it may be bound or affected.

3.19 Intellectual Property Rights.

(i) Company IP. Each Group Company owns or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. For the purposes of this Agreement, “Company Owned IP” means Intellectual Property owned by, purported to be owned by, or licensed to, the Group Companies. Section 3.19(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii) IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No material Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Company Owned IP. Each Principal has assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the Business. No Group Company has (a) transferred or assigned any material Company IP; (b) authorized the joint ownership of, any material Company IP; or (c) permitted the rights of any Group Company in any material Company IP to lapse or enter the public domain.

(iii) Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. No Person has challenged the ownership or use of the Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv) Protection of IP. Except as disclosed in Section 3.19(iv) of the Disclosure Schedule, each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard material Company IP and made all appropriate filings, registrations and payments of fees in connection with the foregoing.

3.20 Labor and Employment Matters.

(i) Each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Warrantors threatened, and there has not been during the three (3) years prior to the date of this Agreement, any Action relating to the violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(ii) Section 3.20(ii) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 3.20(ii) of the Disclosure Schedule is and has at all times been in compliance with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or threatened Actions involving any Benefit Plan listed in Section 3.20(ii) of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Group Company is in compliance with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(iii) No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(iv) Section 3.20(iv) of the Disclosure Schedule enumerates each Key Employee, along with each such individual’s title. Each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No such individual is subject to any covenant restricting him/her from working for any Group Company. To the Knowledge of the Warrantors, no such individual is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No such individual is currently working or plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

(v) The following will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any of such employees, consultants or service providers of any Group Company is now obligated: (i) the execution, delivery and performance of any of this Agreement or the other Transaction Documents; (ii) the adoption by the Company of the Memorandum and Articles, (iii) the carrying on of any Group Company’s business by the employees thereof; and (iv) the conduct of the business of any Group Company as currently conducted or as proposed to be conducted.

3.21 Insurance. No Group Company has obtained or maintained any insurance policies since its incorporation or establishment.

3.22 Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets of it is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) any personal assets or bank accounts of the employees, directors, officers are not mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business unless the use of such personal bank accounts is temporary and transitional before any corporate bank accounts are opened and established.

3.23 Entire Business. There are no facilities, services, assets or properties shared with or provided by any other entity which is not a Group Company, which are used in connection with any business of any Group Company.

3.24 No Brokers. Except as disclosed in Section 3.24 of the Disclosure Schedule, neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.25 Safety Laws. Except as disclosed in Section 3.25 of the Disclosure Schedule, each Group Company is in compliance with all safety Laws, which compliance includes the possession by each Group Company of all permits and other Government Authorizations required under applicable safety Laws and compliance with the terms and conditions thereof. No Group Company has received, since their inceptions, any communication from a governmental authority that alleges that it is not in such full compliance.

3.26 Key Founder and His Holding Company. As the date hereof, the Key Founder and the Key Founder Holdco own the outstanding Ordinary Shares listed opposite his/its name on Schedule I attached hereto. The Key Founder Holdco is not engaged in any business or activities except for the holding of Ordinary Shares of the Company.

3.27 Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to the Holder in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that the Company has not disclosed to the Holder in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

4. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that:

4.1 Authorization. The Holder has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Holder (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Holder thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by the Holder (to the extent the Holder is a party and constitute valid and legally binding obligations of the Holder), enforceable against the Holder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 Purchase for Own Account. The Note will be acquired for the Holder’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3 Sufficient Funds. The Holder represents that it will maintain sufficient funds as of the Closing Date to fulfil its obligations to pay the Company the Purchase Price pursuant to this Agreement.

4.4 Status of Holder. The Holder is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Holder has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Note and can bear the economic risk of its investment in the Note.

5. Conditions to the Holder’s Obligations at the Closing. The consummation of the Closing under Section 2.2 of this Agreement is subject to the fulfillment, to the satisfaction of the Holder on or prior to the Closing, or waiver by the Holder, of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

5.2 Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

5.3 Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions contemplated by the Transaction Documents shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Holder.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company that is a party to any Transaction Documents, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Holder, and the Holder shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5 Transaction Documents. Each of the parties to the Transaction Documents, other than the Holder, shall have executed and delivered such Transaction Documents to the Holder.

5.6 Domestic Equity Pledge Agreement. The Domestic Company shall have entered into an equity interest pledge agreement ( ) with Beijing CICC Alpha No. 3 Equity Investment Partnership Enterprise (Limited Partnership) (  ( ) ) (“Beijing CICC Alpha”) in the form and substance satisfactory to both the Holder and the Company (the “Domestic Equity Pledge Agreement”). The equity pledge as contemplated under the Domestic Equity Pledge Agreement shall have been duly registered with competent PRC Governmental Authorities and a certified true copy of such registration shall have been furnished to the Holder.

5.7 Letter of Undertaking. The Key Founder shall have entered into a letter of undertaking with the Holder, Beijing CICC Alpha and other parties (if any) in form and substance satisfactory to both the Holder and the Company (the “Letter of Undertaking”).

5.8 Cayman Legal Opinion. The Holder shall have received from an opinion from the Cayman counsel for the Company, dated as of the Closing and in the form and substance satisfactory to both the Holder and the Company.

5.9 Indemnification Agreement. The Company shall have delivered to the Holder a copy of an indemnification agreement between the Company and the director of the Company designated by the Holder, duly executed by the Company (the “Indemnification Agreement”) in form and substance satisfactory to both the Holder and the Company.

5.10 Board of Directors. The Company shall have taken all necessary corporate action (including passing resolutions to approve the appointment of the Holder Director to take effect immediately upon the Closing but other than the filing of the updated register of directors with the Registrar of Companies in the Cayman Islands) such that immediately following the Closing the board of directors of the Company shall have seven (7) members, among which one (1) shall be designated by the Holder (the “Holder Director”).

5.11 Share Mortgage. The Key Founder and the Key Founder Holdco shall have: (a) entered into a share mortgage with the Holder in the form and substance satisfactory to both the Holder and the Company (the “Share Mortgage”), pursuant to which the Key Founder Holdco shall charge the Ordinary Shares held by it representing 8.3% of the issued and outstanding share capital of the Company as of the Closing in favor of the Holder, to secure the performance by the Warrantors of their respective obligations under the Transaction Documents; and (b) performed and complied with all obligations under the Share Mortgage that are required to be performed or complied with by them on the execution of the Share Mortgage (including the obligations to perfect the share mortgages pursuant to the terms of the Share Mortgage).

5.12 Joint bank Account Beijing and Global ET Transactions. The Warrantor shall procure either of the following two actions to be completed on or prior to the Closing: (a) an additional bank account of the Company (the “Joint Bank Account”) shall be established and any transaction in relation to the Joint Bank Account shall require the joint signatures of both a representative designated by the Company and a representative designated by the Holder in writing, provided, that (i) any transfer or disbursement from the Joint Bank Account for the payment by the Company in connection with its acquisition of 100% of the equity interest in Beijing Global Education & Technology Co., Ltd. ( ) (“Beijing Global ET”) directly or indirectly held by an Affiliate of PEARSON PLC.(the “Beijing Global ET Transactions”) shall not be subject to the foregoing joint signature requirements, and (ii) the foregoing joint signature requirements shall cease to apply after the VIE Completion Date (as defined below); or (b) (x) All the transaction documents in connection with Beijing Global ET Transactions shall have been duly executed, copies of which shall have been made available to the Holder at the principal office of the Company, and (y) Proof of funds obtained from sources other than the Holder for consummation of the Beijing Global ET Transactions shall have been provided to the Holder such that assuming the Purchase Price is funded in accordance with the terms of this Agreement, the Company shall have funds sufficient for the consummation of the Beijing Global ET Transactions immediately after the Closing.

5.13 Other Investors. Copies of all the term sheets, definitive agreements and other relevant documents entered into by any Group Company with any investor not affiliated with the Holder in connection with such investor’s investments in any Group Company or the purchase of any assets from any Group Company (the “Other Investment Documents”) shall have been provided to the Holder and the Holder shall be reasonably satisfied that such Other Investment Documents shall not grant such other investor any rights, privileges or protections more favorable than those granted to the Holder under this Agreement and the other Transaction Documents in all material respects.

5.14 Execution of Loan Agreement. The Key Founder and the Domestic Company shall have entered into a loan agreement with Beijing CICC Alpha or another Person designated by the Holder, in form and substance satisfactory to both the Holder and the Company.

5.15 Employment Contract. The Domestic Company shall have entered into an employment contract with Zhang Hongwei with a term of no less than three (3) years, and the evidencing documents shall have been delivered to the Holder to its reasonable satisfaction.

5.16 No Material Adverse Effect. There shall have been no Material Adverse Effect since the Statement Date.

5.17 Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Holder at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto copies of all resolutions approved by the shareholders and boards of directors of each Group Company that is a party to any Transaction Documents related to the transactions contemplated under the Transaction Documents, other than the shareholders resolutions of the Domestic Company.

6. Conditions to the Company’s Obligations at the Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Holder contained in Section 4 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2 Performance. The Holder shall have performed and complied with all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

6.3 Email Confirmation. The Holder shall have confirmed by an email to the Company at the Closing that the conditions specified in this Section 6 have been fulfilled as of the Closing.

7. Covenants; Miscellaneous.

7.1 Covenants.

(i) The Warrantors shall procure the Group Companies not to declare, set aside, pay or otherwise distribute any dividends or profits in respect of any Equity Securities of any Group Company until the full repayment or conversion of the Note in accordance with the terms thereof.

(ii) The Warrantors shall procure each Key Employee to, as soon as practicable after the Closing, enter into an employment agreement and a confidentiality, non-compete and invention assignment agreement or an employment agreement containing confidentiality, non-compete and invention assignment provisions in a form reasonably satisfactory to the Holder.

(iii) Upon full or partial conversion of the Note in accordance with the terms thereof, the Warrantors and the Holder shall enter into a shareholders agreement with the Holder being treated thereunder as a holder of the Conversion Shares issued to the Holder pursuant to the Note.

(iv) The Warrantors and the Holder shall comply with all the provisions under the other Transaction Documents, including without limitation, the covenants and undertakings set forth in Schedule B of the Note.

(v) As soon as practically possible following the Closing and to the extent permitted under applicable PRC laws, the WFOE (upon its formation) shall, and the Key Founder shall cause the WFOE (upon its formation) to have all the intellectual property rights, including without limitation software copyrights, trademarks and domain names necessary for the operation of the Group Companies registered with the competent PRC authorities under the name of the WFOE (upon its formation) unless such intellectual property rights are required to be registered under the name of the Domestic Company for the purpose of its obtaining the requisite operational license of the Domestic Company or for compliance with applicable PRC Laws, as determined by the Board of Directors.

(vi) Within ten (10) Business Days after the Closing, the Company shall file the updated register of directors reflecting the Holder Director as a member of the Board of Directors to the Registry of Affairs of the Cayman Islands.

(vii) Each of the Key Founder, the Key Founder Holdco and the Holder shall perform and comply with all of their respective obligations in accordance with the Share Mortgage.

(viii) As soon as practicable after the VIE Completion Date, the Warrantors and the Holder shall terminate the Domestic Equity Pledge Agreements and release the mortgage on such number of shares representing four point one five percent (4.15%) of the outstanding shares of the Company as of the Closing in accordance with the terms of the Share Mortgage.

(ix) The Warrantors shall, between the date of this Agreement and the Closing, ensure: (a) the Group (1) to operate its business in the ordinary course of business consistent with its past practice, (2) use its reasonable best efforts to preserve its business, (3) collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice, and (4) not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except for those in the ordinary course of business consistent with past practice; and (b) except for the necessary actions to consummate the transactions and to establish the Captive Structure as contemplated hereunder or as disclosed in Section 3.12 of the Disclosure Schedule, the Group will not conduct any of the activities set forth under paragraphs (i) through (xv) under Section 3.12 hereof and under paragraph 2 of Schedule B of the Note, in each case, without the prior written consent of the Holder.

(x) From and after the date of this Agreement, except as contemplated under the Share Mortgage, without prior written consent of the Holder, the Key Founder shall not:

(a) sell, transfer, assign, grant any Lien over or otherwise dispose of any of his direct or indirect interest in any Group Company, except for the transfer of Ordinary Shares by the Key Founder Holdco to any third party up to 5% of the Company’s total issued and outstanding Shares as of the Closing, or the transfer of ordinary shares by the Key Founder in the Key Founder Holdco to any third party that may result in an indirect transfer of up to 5% of the Company’s total issued and outstanding Shares as of the Closing; or

(b) cease to Control any Group Company.

(xi) From and after the date of this Agreement, the Warrantors undertake that if there is any change of equity interest in any Group Company, the holders of equity interest in such Group Company following such change shall hold their equity interest in compliance with applicable Laws and complete all examination and approval, registration or filing with respect thereto as required by applicable Laws.

(xii) The Warrantors shall procure all the undertakings set forth under Schedule III attached hereto (the “Additional Covenants”) to be duly completed and/or complied with within the prescribed time period provided therein or as soon as practicable following the Closing if no specific time period is provided, and deliver the documents evidencing such completion and/or compliance to the Holder to its reasonable satisfaction.

7.2 Completion of SAFE Registration; Compliance. The Warrantors shall procure each holder or beneficial owner of an Equity Security of a Group Company (each a “Security Holder”), who is a “Domestic Resident” as defined in Circular 37 (including but not limited to the individuals set forth in Appendix C hereto) and is subject to any of the registration or reporting requirements of Circular 37 to, as soon as practicable after the Closing, comply with the SAFE Rules and Regulations and fully complete their reporting obligations thereunder with respect to their holding of shares direct or indirect holding of shares in the Group Companies, if applicable. The Warrantors shall procure each Group Company to comply with all applicable Laws in connection with the conduct of their respective business, including but not limited to the laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, telecommunication and e-commerce, intellectual property rights, labor and social welfare, and taxation.

7.3 Captive Structure and Control Documents. As soon as practicable but in any event no later than six (6) months after the Closing, the Warrantors shall procure to establish the Captive Structure as follows: (i) the WFOE shall be duly incorporated by the HK Company; (ii) the Prior Agreements shall be terminated and the Control Documents shall be duly executed by the parties thereto and delivered to the Holder; (iii) Trustbridge Partners and its Affiliate(s) (including Shanghai Trustbridge Investment Management Co., Ltd. ( ) and Ningbo Trustbridge New Economy II Equity Investment Limited Partnership) (   ( )) shall cease to hold any equity interest in the Domestic Company (except for any equity interest to be beneficially owned by Trustbridge Partners and its Affiliate(s) in the Domestic Company through its shareholding in the Company and the operation of the Captive Structure); (iv) the Domestic Company shall complete the registration with respect to the equity pledge contemplated under the Control Documents with the competent PRC administration for industry and commerce and provide the Holder with the written records evidencing such equity pledge registration in form and substance satisfactory to the Holder; and (v) all necessary corporate authorization and approval for execution, delivery and performance of such Control Documents, as applicable, shall have been duly obtained (the date of completion of the matters set forth in subsections (i) through (v) above, the “VIE Completion Date”). If the Company fails to complete all the matters listed in subsections (i) through (v) above within six (6) months after the Closing, the Company shall, and the Warrantors shall cause the Company to, repay the principal balance of the Note to the Holder at a price equal to 1.3 times of the Purchase Price upon request of the Holder and pursuant to the terms of the Note. The Warrantors undertake to the Holder that (a) the Company will at all times control the operations of each other Group Company and will at all times be permitted to properly consolidate the financial results for each other Group Company in the consolidated financial statements for the Company prepared under the then applicable accounting standards through the operation of the Captive Structure, and (b) the Captive Structure will be suitable for the launching and completion of a public offering of the Equity Securities of the Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering) on a stock exchange outside the territory of the PRC.

7.4 Key Founder’s Guarantee. Each of the Key Founder and the Key Founder Holdco hereby unconditionally and irrevocably guarantees, as a continuing obligation, the full and punctual payment and due performance by the Company of its obligations under this Agreement and the Note. If and to the extent the Company has failed to pay any monies due and payable to the Holder under the Note, whether at its scheduled due date, upon acceleration, termination or otherwise, the Key Founder and the Key Founder Holdco shall promptly pay such monies to the Holder on demand and in currency as set forth under the Note. The obligations of the Key Founder and the Key Founder Holdco hereunder shall be a continuing guarantee on a joint and several basis, and shall remain in full force and effect until the Company has fully and properly performed all its obligations under this Agreement and the Note, notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of the Company. This is a guarantee of payment, and not merely of collection. Each of the Key Founder and the Key Founder Holdco further agree to pay all costs, fees and expenses (including, without limitation, reasonable fees of outside counsel) incurred by the Holder in connection with enforcing or exercising its rights hereunder or arising from any breach by the Key Founder and/or the Key Founder Holdco of the provisions under this Agreement and the Note. In no event shall the Holder be obligated to take any action, obtain any judgment or file any claim prior to enforcing the guarantee provided hereunder. The Holder’s rights under this Section 7.4 shall be in addition to, but not in substitution for, any security interest, guarantee or other security or right or remedy now or at any time hereafter held by or available to the Holder.

7.5 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

7.6 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Party without the prior written consent of the other Parties, provided that, this Agreement and the rights and obligations herein may be assigned by the Holder to any of its Affiliates (other than the Competitor of the Group Companies). Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.7 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

7.8 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii) The arbitral proceedings shall be conducted in English and Chinese. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 7.8, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 7.8 shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix) The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(a) In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(b) The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(c) If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 7.8); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(d) Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(e) The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 7.8 where such objections are based solely on the fact that consolidation of the same has occurred.

7.9 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule II (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7.9). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.10 Survival of Warranties. The representations and warranties of the Warrantors contained in Section 3 of this Agreement (other than those contained in in Section 3.9 of this Agreement) shall survive the Closing for a period of thirty-six (36) months; provided, that, the representations and warranties of the Warrantors contained in Section 3.9 of this Agreement shall survive the Closing indefinitely. The covenants and agreements contained in this Agreement shall survive the Closing until the expiration of the term of or full performance of the undertaking set forth in such covenants and agreements.

7.11 Indemnity.

(i) Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Holder (each an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any other Transaction Document.

(ii) An Indemnified Party seeking indemnification with respect to any Indemnifiable Loss shall give prompt written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”). If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 7.11. Any dispute related to this Section 7.11 shall be resolved pursuant to Section 7.8.

(iii) Notwithstanding anything contained in the Disclosure Schedule, each Warrantor shall jointly and severally indemnify at all times and hold harmless each Indemnified Party from and against (i) any Indemnifiable Losses, and (ii) any Taxes imposed on the Indemnified Party by any PRC Governmental Authority in connection with its investment in the Company attributable to (x) any Taxes of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, (y) all liability for any Taxes of any other person imposed by any Governmental Authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the Closing, and (z) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 3.9 of this Agreement.

(iv) Notwithstanding anything contained in the Disclosure Schedule, each Warrantor shall jointly and severally indemnify at all times and hold harmless each Indemnified Party from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from the failure of any Group Company to timely obtain any Consent from the competent government authority in accordance with the applicable Laws, or the non-payment or underpayment of Social Insurance or housing fund contributions by any Group Company, or any action, suit, arbitration or other court proceeding in which any Group Company was or is involved, pending or threatened, due to the facts existing prior to the Closing even if the liability is actually incurred after the Closing, or the failure of any Security Holder to comply with the SAFE Rules and Regulations.

(v) Limitation on the Warrantors’ Liability. Notwithstanding any other provision of this Agreement:

(a) The maximum liability of the Warrantors to the Holder for any claims in respect of the representations, warranties, covenants and agreements made by any Warrantor in or pursuant to this Agreement under this Section 7.11 (collectively, the “Indemnified Party Claims” and each an “Indemnified Party Claim”) shall be limited to 100% of the Purchase Price.

(b) Any Warrantor is not liable in respect of an Indemnified Party Claim unless the amount of such Indemnified Party Claim exceeds RMB300,000 (or its equivalent in other currency), in which case the Indemnified Party shall be entitled to recover 100% of the amount of such Indemnified Party Claim (but subject to the limitations provided in the foregoing paragraph (a)). For this purpose, a number of claims arising out of the same, related, or similar matters, facts, or circumstances shall be aggregated and form a single claim.

(c) None of paragraphs (i), (ii) and (iii) under Sections 7.11 shall be applicable before any partial or full conversion of the Note into the Ordinary Shares or Preferred Shares of the Company. No Indemnified Party Claims under this Section 7.11 shall be brought by an Indemnified Party against any Indemnifying Party until the full or partial conversion of the Note into the Conversion Shares in accordance with the terms thereof.

(d) Nothing in this Section 7.11(v) shall have the effect of limiting or restricting any liability of the Warrantors in respect of any claim arising as a result of or in connection with any fraud, willful misconduct or intentional misrepresentation.

7.12 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

7.13 Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. The Company shall pay or reimburse at the Closing all reasonable costs and expenses incurred or to be incurred by the Holder up to a maximum of RMB2,000,000 which shall include all expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents after the Holder provides the Company with all the receipts, invoice, Fapiao or other documents proving the incurrence and payment of such costs and expenses; provided, however, if the Closing fails to occur due to any reason solely attributable to the Holder, all costs and expenses incurred by the Holder shall be borne by the Holder. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. As of the date of this Agreement, the Holder shall provide the Company with a full copy of all the reports of the due diligence investigations conducted on the Group Companies by the Holder itself or the professional advisers engaged by the Holder.

7.14 Confidentiality.

(i) The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii) Notwithstanding the foregoing, each Party may disclose (a) the Confidential Information to its current or bona fide prospective investors, Affiliates, target companies it intends to acquire and their respective employees, bankers, accountants or legal counsels who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.14, (b) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in good faith, and (c) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.14(iii) below.

(iii) Except as set forth in Section 7.14(ii) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, other Laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(iv) Notwithstanding any other provision of this Section 7.14, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

7.15 Finder’s Fee. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.16 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.17 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of both the holders of a majority of the outstanding Ordinary Shares and the Holder. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

7.18 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.19 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.20 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.21 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

7.22 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.23 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

7.24 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

7.25 Termination. This Agreement may be terminated: (i) by mutual written consent of the Company and the Holder, (ii) by the Holder by issuing a written notice to the Company if all the conditions set forth in Section 5 have not been satisfied or waived by the Holder on or prior to August 16, 2017 or another date mutually agreed upon by the Company and the Holder, or (iii) by the Company by issuing a written notice to the Holder if all the conditions set forth in Section 5 have been satisfied or waived by the Holder on or prior to August 16, 2017 or another date mutually agreed upon by the Company but the Holder fails to pay the Purchase Price pursuant to Section 2.2 on or prior to August 23, 2017 or another date mutually agreed upon by the Company and the Holder. In the event of termination of this Agreement as provided in this Sections 7.25, this Agreement shall forthwith become void and there shall be no liability on the part of any Party.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES:	Puxin Limited

By:	/s/ Sha Yunlong
Name:	Sha Yunlong( )
Title	Director

Prepshine Holdings Co., Limited ( )

By:	/s/ Sha Yunlong
Name:	Sha Yunlong( )
Title	Director

Pu Xin Education Technology Group Co., Ltd ( )

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

KEY FOUNDER:

By:	/s/ Sha Yunlong
Sha Yunlong ( )

KEY FOUNDER HOLDCO:

Long bright Limited

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

HOLDER:

CICC ALPHA Eagle Investment Limited

By:	/s/ Wang Lu
Name:	Wang Lu ( )
Title	Authorized Signatory